Pricing Supplement dated:  11/29/2000                        Rule 424 (b) 3
to Prospectus dated: JUNE 6, 2000                            File No.  333-84179

                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE

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
Principal Amount:                 $125,000,000        Initial Interest Rate: 6.98375%
Agent's Discount or Commission:   $    312,500        Original Issue Date: 12/04/2000
Net Proceeds to Issuer:           $124,687,500        Stated Maturity Date: 12/04/2002
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
Calculation Agent:  BANK OF NEW YORK

Interest Calculation:
[X] Regular Floating Rate Note            [ ] Floating Rate/Fixed Rate Note    .
[ ] Inverse Floating Rate Note                   (Fixed Rate Commencement Date):
        (Fixed Interest Rate):  %                (Fixed Interest Rate):        %

Interest Rate Basis:
[ ] CD Rate                       [ ] Prime Rate                             [ ] Federal Funds Rate
[ ] Commercial Paper Rate         [X] Libor                                  [ ] Treasury Rate
[ ] CMT Rate                      [ ] 11th District Cost of Funds Rate
If Libor, Designated Libor page:                                           If CMT Rate:
          [ ] Reuters Page                                                      Designated CMT Telerate Page
          [X] Telerate Page: 3750                                               Designated CMT Maturity Index:
          Designated Libor Currency: USD

Initial Interest Reset Date:  12/04/2000                                        Spread (+/-):  + 18 BPS
Interest Reset Date(s): ON THE 4TH OF EVERY MONTH, COMMENCING 01/04/2001        Spread Multiplier: N/A
Interest Payment Date(s): ON THE 4TH OF EVERY MONTH, COMMENCING 01/04/2001      Maximum Interest Rate:  % N/A
Index Maturity: 1 MONTH                                                         Minimum Interest Rate: % N/A

Day Count Convention
[X] Actual/360 for the period from 12/04/2000  TO  12/04/2002.
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Redemption
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage: ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of Principal Amount.

Repayment:
     [X] The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.

Original Issue Discount:      [ ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry           [ ] Certificated

Agent: DEUTSCHE BANK SECURITIES INC.,
Agent acting in the capacity as indicated below:
       [ ]  Agent                [X]  Principal
If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       [X] The Notes are being offered at a fixed public offering price of 100%
           of principal amount.
If as agent:
       [ ] The Notes are being offered at a fixed initial public offering price of __% of Principal Amount.

Other/Additional Provisions: